EXHIBIT 99.1

NEWS FROM

For more information contact:
Kate Lowrey
Director, Investor Relations
ESCO Technologies Inc.
(314) 213-7277

ESCO ANNOUNCES RESTRUCTURING ACTIONS AND
PROVIDES PRELIMINARY FOURTH QUARTER 2015 UPDATE

ST. LOUIS, October 8, 2015 – ESCO Technologies Inc. (NYSE: ESE) (ESCO or the “Company”) today announced that its Board of Directors approved certain restructuring actions related to the Company’s lower margin international operations, primarily in its RF Shielding & Test business (Test).
These actions are intended to significantly enhance the Company’s ability to achieve its stated financial goals by implementing specific and sustainable measures designed to increase the Company’s operating results in 2016 and beyond.
Management expects these actions will increase its operational efficiency, improve operating margins and profitability, and increase its return on invested capital (ROIC).
In addition to the restructuring activities described below, the Company provided a preliminary update of its Q4 2015 financial results compared to its August 2015 guidance.
During Q4 2015, the Test business identified approximately $5.6 million, or $0.14 per share, of non-cash charges primarily related to the write-down of certain domestic inventories. Filtration, USG/Doble and Corporate Q4 2015 performance is expected to be at or above previous expectations.
The Company intends to exclude the defined restructuring charges when discussing non-GAAP financial metrics (primarily EPS).
Consistent with past practice, 2016 earnings guidance and operating results will be presented on a non-GAAP basis reflecting EPS – As Adjusted to exclude the 2016 restructuring charges. The non-GAAP amounts will be reconciled to their respective GAAP equivalents.
Management believes EPS – As Adjusted is more representative of the Company’s ongoing performance and allows shareholders better visibility into the Company’s underlying operations.
Management will announce its 2015 operating results and provide its 2016 sales and EPS guidance as part of its November 12, 2015 earnings release and conference call.

Restructuring Actions – 2016

The 2016 restructuring actions include:
•	Closing the Test business operating facilities located in Taufkirchen, Germany and Stevenage, England and consolidating their operations into other existing Test facilities;
•	Eliminating certain underperforming product line offerings in Test, primarily related to lower margin international shielding end-markets;
•	Reducing the Test business domestic (U.S.) headcount to further streamline operations; and,
•
Within the USG segment, closing the Doble-Brazil operating office and consolidating Doble’s South American sales and support activities into a lower cost operating structure, and rationalizing administrative costs at other operating locations.

The costs to implement these actions in 2016 are expected to be approximately $9 million, or $0.22 per share, and are expected to be incurred throughout the first half of the year as the actions are anticipated to be substantially complete by March 31, 2016. These costs will be specifically quantified and called out separately within the quarterly earnings reports in 2016.
During implementation, the cost savings are expected to be greater than $6 million in 2016, and when completed, annual and recurring cost savings of approximately $8 million are projected in 2017 and beyond. The cost of these restructuring activities are expected to be recovered over the next 12 to 15 months.
The cash and non-cash expenses relate to employee severance and compensation benefits, facility exit and lease termination costs, deferred tax asset write-offs, moving costs, professional fees, and asset impairment charges related to abandoned assets.
Management believes these actions, when fully implemented, will result in the Test business EBIT margins increasing into the low-to-mid teens.

Management’s EPS Goals

During the Company’s September 9, 2014 Analyst Day, Management presented a “3 Year EPS Growth Perspective” which included the following goals for FY 2017:
•	Targeted EPS growth of greater than 15 percent;
•	A lower cost structure;
•	Capital allocation as a core focus; and,
•	Focus on ROIC as a priority.
The current sales and EBIT growth outlook through 2017 for Filtration, Test and Doble, supplemented by the cost reduction actions announced today and coupled with the Company’s ongoing share repurchase program, provide significant momentum toward achieving our stated EPS goals for 2017.

Share Repurchase

During Q4 2015, the Company spent an additional $10 million to repurchase approximately 280,000 shares, bringing the total year repurchase amounts to approximately $18.2 million and 520,000 shares.
Management expects to continue to opportunistically repurchase its shares under its current authorization level.

Chairman’s Commentary

Vic Richey, Chairman and Chief Executive Officer, commented, “As noted in our Q3 2015 earnings release in August, additional cost reduction actions were being evaluated which would result in more favorable operating margins in Test going forward. During Q4 2015, we completed our analysis and have quantified the costs and benefits related to these actions as described here.
“While the decision to close facilities, relocate operations, and shut down certain product lines is difficult, I am fully confident these are the appropriate actions based on meeting our long-term financial goals. The net result of these actions will be a more efficient, less complex, lower cost operating structure that should yield significantly higher margins compared to today.
“While orders have remained quite strong which bodes well for the future, the Test business has seen its share of challenges in 2015. These include a softening of the global shielding market, economic challenges throughout Europe, increased international competition, and a slowdown of market activity at certain industrial customers. Based on these headwinds, we developed an operational contingency plan and determined that we need to be more aggressive with our cost structure to maintain our market position and to enhance our profitability in this segment.
“Reducing our operational footprint allows us to realize certain efficiencies and immediately improves the way we operate around the world – and more importantly, allows us to channel more of our resources toward long-term growth. We believe that in order for us to use our geographic footprint to an even bigger advantage, we need to focus our energy and our investment dollars on fewer locations; therefore, we decided to exit a number of facilities where the required investment and market potential don’t align.
“I look forward to discussing our 2015 results, our outlook for 2016 and the longer-term impact of our restructuring actions during the November earnings call.
“In closing, our recent planning meetings have reinforced our earlier view of 2016 and the future as we continue to see solid, tangible growth opportunities in sales, EBIT, and EPS. Additionally, our M&A pipeline remains robust and we continue to see near-term opportunities to supplement our growth. Our goal remains the same – to increase shareholder value, and I’m confident today’s actions support this goal.”

Forward-Looking Statements

Statements in this press release regarding expected costs, timing and results of the restructuring actions, the Company’s expected 2015 and beyond revenue and sales growth, EBIT, EBIT margins,  EPS, ROIC, the Company’s ability to increase operating margins, realize financial goals and increase shareholder value, future share repurchases, the long-term success of the Company, and any other statements which are not strictly historical are “forward-looking” statements within the meaning of the safe harbor provisions of the federal securities laws.
Investors are cautioned that such statements are only predictions and speak only as of the date of this release and the Company undertakes no duty to update them except as may be required by applicable laws or regulations. The Company’s actual results in the future may differ materially from those projected in the forward-looking statements due to risks and uncertainties that exist in the Company’s operations and business environment including, but not limited to those described in Item 1A, “Risk Factors”, of the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2014, and the following: the ability of the Company to timely, efficiently and within budget accomplish the restructuring actions; foreign labor issues impacting the Company’s efforts; difficulties or delay in transferring customer and vendor contracts from lower margin operations to other related entities; the ability of the Company’s existing facilities to timely and efficiently assume operations from closed facilities; success of the Company’s competitors; site readiness issues with Test segment customers; weakening of economic conditions in served markets; changes in customer demands or customer insolvencies; competition; intellectual property rights; technical difficulties; unforeseen charges impacting corporate operating expenses; delivery delays or defaults by customers; the performance of the Company’s international operations; material changes in the costs and availability of certain raw materials; the appropriation and allocation of Government funds; the termination for convenience of Government and other customer contracts; the timing and content of future contract awards or customer orders; containment of engineering and development costs; performance issues with key customers, suppliers and subcontractors; labor disputes; the impacts of natural disasters on the Company’s operations and those of the Company’s customers and suppliers; changes in laws and regulations, including but not limited to changes in accounting standards and taxation requirements; costs relating to environmental matters arising from current or former facilities; financial exposure in connection with Company guarantees of certain Aclara contracts; the availability of selected acquisitions; and uncertainty regarding the ultimate resolution of current disputes, claims, litigation or arbitration.
ESCO, headquartered in St. Louis, provides engineered filtration products to the aviation, space and process markets worldwide and is the industry leader in RF shielding and EMC test products. In addition, the Company provides diagnostic instruments, services and the world’s premier library of statistically significant apparatus test results for the benefit of energy generation, transmission, and delivery companies and industrial power users worldwide. Further information regarding ESCO and its subsidiaries is available on the Company’s website at www.escotechnologies.com.